HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST, UNDERLYING FUNDS TRUST
and HCIM TRUST FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and effective as of July 1, 2015, entered into by and among HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST, UNDERLYING FUNDS TRUST and HCIM TRUST, each a Delaware statutory trust (each a “Trust” and collectively the “Trusts”), separately acting for and on behalf of each series of the applicable Trust as are currently authorized and issued by the applicable Trust or may be authorized and issued by the applicable Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”); HATTERAS FUNDS, LLC (the “Adviser”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company organized and existing under the laws of the state of Wisconsin (“USBFS”).  This Agreement supersedes and replaces the Hatteras Alternative Mutual Funds Trust Fund Administration Servicing Agreement dated April 28, 2006, as amended, the Underlying Funds Trust Fund Administration Servicing Agreement dated April 28, 2006, as amended, and the HCIM Trust Fund Administration Servicing Agreement dated September 6, 2013.

WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trusts desire to retain USBFS to provide fund administration services to each series of the Trusts (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trusts hereby appoint USBFS as administrator of the Trusts on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to each Fund:

A.	General Fund Management:

(1)	Act as liaison among the Funds’ service providers.

(2)	Supply:
a.	Office facilities (which may be in USBFS’, or an affiliate’s, or Funds’ own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trusts’ board(s) of trustees (the “Board(s) of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Funds’ counsel.
b.	Prepare reports for the Board(s) of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board(s) of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board(s) of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board(s) of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Funds’ audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Funds.
(6)	Pay Fund expenses upon written authorization from the Trusts.
(7)	Keep the Trusts’ governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor each Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the applicable Trusts in connection with (i) any certification required of the Trusts pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the applicable Trust, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board(s) of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of each Fund so as to enable each Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Funds’ counsel in annual update of the Registration Statement.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the applicable Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of each Fund’s shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Funds’ counsel in preparation of proxy statements and information statements, as requested by the applicable Trust.

(4)	IRS Compliance:
a.	Monitor each Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of each Fund’s management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board(s) of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Funds’ custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of the Funds’ financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Funds.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Trusts’ management of adjustments expected to materially affect the Funds’ expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or each Fund’s management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide each Fund’s management and each Fund’s independent accountant with tax reporting information pertaining to the applicable Fund and available to USBFS as required in a timely manner.
(3)	Prepare each Fund’s financial statement tax footnote disclosures for the review and approval of each Fund’s management and/or each Fund’s independent accountant.
(4)	Prepare and file on behalf of each Fund’s management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.
(5)	Monitor wash sale losses.
(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.	License of Data; Warranty; Termination of Rights

A.
USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit A.  The index data services being provided to the Trusts by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trusts.  The provisions in Exhibit A shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
Each Trust agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective trustees, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the applicable Trust or any third party’s use of, or inability to use, the Data or any breach by the applicable  Trust of any provision contained in this Agreement regarding the Data.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Adviser or the applicable Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Adviser shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the applicable Trust is disputing any amounts in good faith. The Adviser or the applicable Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the applicable Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trusts to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	Each Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the applicable Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trusts, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trusts in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, each Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the  applicable Trust, as approved by the Board(s) of Trustees of the Trusts, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the each Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trusts harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trusts’ may sustain or incur or that may be asserted against the Trusts by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include each Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trusts shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trusts, at such times as the Trusts’ may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trusts pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

Each Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the applicable Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the applicable Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to each Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trusts and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trusts or its’ designee on and in accordance with its request.

10.	Compliance with Laws

The Trusts have and retain primary responsibility for all compliance matters relating to the applicable Fund(s), including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Funds relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve each Trust of its responsibilities for assuring such compliance or the applicable Board(s) of Trustees’ oversight responsibility with respect thereto.

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. However, this Agreement may be terminated by any party with respect to one or more Trusts upon giving 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of any other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trusts, and authorized or approved by the applicable Board(s) of Trustees.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trusts by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trusts, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trusts (if such form differs from the form in which USBFS has maintained the same, the Trusts shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trusts.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by a Trust without the written consent of USBFS, or by USBFS without the written consent of the applicable Trust accompanied by the authorization or approval of the applicable Board(s) of Trustees.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Trusts’ attorneys, form attorney-client relationships or require the provision of legal advice.  Each Trust acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Trusts to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Trusts’ behalf.  Each Trust acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the applicable Trust, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trusts shall be sent to:

Hatteras Funds, LLC
6601 Six Forks Road, Suite 340
Raleigh, NC 27615-6520

20.           Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

HATTERAS ALTERNATIVE MUTUAL                                                                                                U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By: /s/ Lance Baker                                                                                     By: /s/ Michael R. McVoy

Name: Lance Baker                                                                                     Name: Michael R. McVoy

Title:   Treasurer                                                                                         Title: Executive Vice President

UNDERLYING FUNDS TRUST

By: /s/ Lance Baker

Name: Lance Baker

Title:   Treasurer

HCIM TRUST

By: /s/ Lance Baker

Name: Lance Baker

Title:   Treasurer

HATTERAS FUNDS, LLC

By:  /s/ Lance Baker

Name: Lance Baker

Title:   CFO

Exhibit A to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•	Each Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
Each Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
Each Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, each Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
Each Trust shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	Each Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
Each Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trusts.

•	Each Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•
Each Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUSTS ON AN "AS IS" BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit A (continued) to the Fund Administration Servicing Agreement

EACH TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE APPLICABL E TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUSTS, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUSTS TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit B to the Fund Administration Servicing Agreement effective July 1, 2015

Annual Fee Based Upon Average Net Assets of the Complex Note 1*
[  ]  basis points on the first $[  ]  million
[  ]  basis points on the next $[  ]  million
[  ]  basis points on the next $[  ] 0 million
[  ]  basis points on the balance
Base annual fee:  $[  ] per fund

Note 1:   The average net assets will not include portfolio assets of affiliated mutual funds of the Trust which USBFS provides fund administration servicing.

▪ Additional fee of $[  ] for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $[  ] per manager/sub-advisor per fund

Services Included in Annual Fee per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	Legal Administration – Annual legal update
▪	Section 18 Compliance Testing

Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ] per project
▪	Subsequent new share class launch – $[ ] per project
▪	Information Statement (14C) for the addition of new sub-advisor(s) - $[ ] per project
▪	Proxy – as negotiated based upon specific requirements

Additional Daily Compliance Services*
▪	Base fee – $[ ] per fund per year
▪	Base Fee - $[ ] per sub-advisor reporting
▪	Setup – $[ ] per fund group

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] per year

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative data

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.

Exhibit B (continued) to the Fund Administration Servicing Agreement

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule effective July 1, 2015

Section 15(c) Reporting
▪	$[ ] per fund per report – first class
▪	$[ ] per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal
▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	0 - 10 users - $[ ]
▪	10 - 20 users - $[ ]
▪	20 - 30 users - $[ ]
▪	30 - 40 users - $[ ]